Exhibit 99.1

Alto Neuroscience Announces Favorable Outcome from Interim Analysis of ALTO-300 Phase 2b Major Depressive Disorder Trial

– Interim analysis resulted in a recommendation to continue the study with a total targeted biomarker population of ~200 patients in the final analysis sample –

– Topline results are expected in mid-2026 –

– The company recently reported an estimated preliminary 2024 year-end cash balance of approximately $168 million, which is expected to support planned operations into 2028 –

Mountain View, Calif., February 12, 2025 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today announced a favorable outcome from the planned interim analysis for the Phase 2b trial of ALTO-300 as an adjunctive treatment for patients with major depressive disorder (MDD). Based on the results of the interim analysis, the Phase 2b trial will continue with an increase of approximately 50 biomarker positive patients in the final analysis sample. Topline results are expected in mid-2026.

“The outcome of this interim analysis marks an important milestone for the ALTO-300 program,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “The interim analysis was an opportunity to leverage valuable insight from the completed ALTO-100 Phase 2b trial, and we are encouraged by these results. We look forward to reporting topline data in mid-2026.”

Prior to the interim analysis, a blinded committee conducted an in-depth site and patient eligibility review that resulted in the prospective exclusion of sites and patients from the analysis population. Following the eligibility review, the biomarker positive population in the interim analysis consisted of 87 patients.

The double-blind, placebo-controlled study (NCT05922878) is enrolling patients characterized by an electroencephalogram (EEG) biomarker signature. The company expects to enroll approximately 200 biomarker positive patients in the final analysis sample. Patients are randomized to receive ALTO-300 or placebo in addition to a background antidepressant, to which they have had inadequate response, over a six-week treatment period. The primary outcome is the change from baseline on the Montgomery-Åsberg Depression Rating Scale, or MADRS, score.

ALTO-300, an oral, small molecule designed to act as a melatonin agonist and 5-HT2C antagonist, is being developed as an adjunctive treatment in the United States for patients with MDD, characterized by an EEG biomarker.

About Alto Neuroscience

Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in depression, schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “expects,” “plans,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations about the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its clinical trials, including the timing and availability of data from such trials and the quality of related participants, sites, and analyses; Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones; Alto’s preliminary estimate of cash and cash equivalents as of December 31, 2024 and anticipated cash runway, and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including uncertainties inherent in the progress and completion of clinical trials and clinical development of Alto’s product candidates; availability and timing of results from clinical trials; quality of participants and sites engaged in its clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in the section titled “Risk Factors” in Alto’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Our actual consolidated financial results as of December 31, 2024 are not yet available. Our financial closing procedures for the year ended December 31, 2024 are not yet complete and, as a result, our final results upon completion of those procedures may differ materially from this preliminary estimate. The preliminary consolidated financial data presented above as of December 31, 2024 is not a comprehensive statement of our financial position or operating results; reflects our preliminary estimate based on information available as of the date hereof; and is subject to change, and those changes may be material. Accordingly, you should not place undue reliance upon this preliminary estimate. The preliminary consolidated financial data presented above has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures, and do not express an opinion or any other form of assurance with respect to any of such data.

Availability of Information on Alto’s Website

Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

Investor Contact:

Nick Smith

investors@altoneuroscience.com

Media Contact:

Mari Purpura

media@altoneuroscience.com